SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 17, 2010
Penson Worldwide, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32878 (Commission File Number)	75-2896356 (IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400, Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip Code)
Registrant’s telephone number, including area code 214-765-1100
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The Company announced on August 17, 2010 that Mr. Daniel P. Son will be retiring from his position as President of the Company effective as of August 31, 2010. Following his retirement, Mr. Son will continue to remain a member of the Board of Directors of the Company and, effective as of September 1, 2010, will have the title of non-executive Vice Chairman of the Company’s Board of Directors. Mr. Son has currently indicated that he does not intend to stand for election as a member of the Company’s Board of Directors subsequent to the expiry of his current term ending at the time of the Company’s next annual meeting of stockholders in 2011. On August 17, 2010, Mr. Son and the Company executed a letter agreement pursuant to which, subject to the execution of a release and continued compliance with his other obligations under the letter agreement, the Company has agreed to provide Mr. Son with certain retirement pay and benefits, including cash payments in an amount equal to $900,000 less applicable withholding taxes. Payments will be made for the period commencing September 1, 2010 with the last such payment to be made with respect to the period ending on December 31, 2012. The Company has also agreed to reimburse Mr. Son on a monthly basis, as applicable, for the cost of his COBRA premiums payable by the Company in connection with his continued coverage under the Company’s group medical, dental and vision insurance plans for up to eighteen months following retirement.
     On August 17, 2010, the Company entered into a Consulting Agreement with Holland Consulting, LLC, an entity controlled by Mr. Son, to obtain certain consulting services from September 1, 2010 through December 31, 2012 at an annualized rate of $175,000.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press release, dated August 17, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENSON WORLDWIDE, INC.
Date: August 17, 2010	/s/ Philip A. Pendergraft
	Name:	Philip A. Pendergraft
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release, dated August 17, 2010.